UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                    ChipMOS TECHNOLOGIES (placeBermuda) LTD.
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
                         (Title of Class of Securities)

                                    G2110R106
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 12 Pages

CUSIP No. G2110R106                   13G/A                   Page 2 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 3 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 4 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 5 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 6 of 12 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 7 of 12 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 8 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC                        20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                   Page 9 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                  Page 10 of 12 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3.375% Convertible Senior Notes due 2011 convertible into
                    4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock

                    1.75% Convertible Senior Notes due 2009 convertible into 7,165,605 shares of Common Stock
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.06%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                   13G/A                  Page 11 of 12 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on September 28, 2006 (as amended, the "Schedule 13G") with respect to shares of Common Stock, par value $0.01 per share ("Common Stock") of ChipMOS TECHNOLOGIES (Bermuda) LTD., a Bermuda corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Item 4 in its entirety as set forth below.


Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned:

         As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 3.375% Convertible Senior Notes due 2011 convertible into 4,087,591 shares of Common Stock and (ii) 1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares issuable to Highbridge International LLC.

         Highbridge International LLC is a subsidiary of Highbridge Master
L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge International LLC and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Shares owned by Highbridge International LLC.


         (b)   Percent of class:

               The Company's Report of Foreign Private Issuer on Form 6-K that was filed on November 6, 2006, indicates there were 68,787,000 Common Shares outstanding as of September 30, 2006. Therefore, based on the Company's outstanding Common Shares and the Common Shares issuable upon the conversion of the 1.75% Convertible Senior Notes due 2009 and the 3.375% Convertible Senior Notes due 2011, issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 14.06% of the outstanding Common Shares of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Shares owned by another Reporting Person.

         (c)   Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote

                       0

               (ii)    Shared power to vote or to direct the vote

                       See Item 4(a)

               (iii)   Sole power to dispose or to direct the disposition of

                       0

               (iv)    Shared power to dispose or to direct
                       the disposition of

                       See Item 4(a)

CUSIP No. G2110R106                   13G/A                  Page 12 of 12 Pages

SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2007

HIGHBRIDGE INTERNATIONAL LLC                   HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC         By: Highbridge GP, LLC
    its Trading Manager                            its General Partner


By: /s/ Carolyn Rubin                          By: /s/ Clive Harris
    -----------------------------                  -----------------------------
Name: Carolyn Rubin                            Name: Clive Harris
Title: Managing Director                       Title: Director


HIGHBRIDGE CAPITAL CORPORATION                HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager                       By: /s/ Clive Harris
                                                  ------------------------------
                                              Name: Clive Harris
                                              Title: Director
By: /s/ Carolyn Rubin
    -----------------------------
Name: Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                        HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.                       By: /s/ Carolyn Rubin
    its General Partner                           ------------------------------
                                              Name: Carolyn Rubin
                                              Title: Managing Director

By: /s/ Clive Harris
    -----------------------------
Name: Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris
    -----------------------------             /s/ Henry Swieca
Name: Clive Harris                            ------------------------------
Title: Director                               HENRY SWIECA




/s/ Glenn Dubin
-----------------------------
GLENN DUBIN